UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________
FORM 8-K
________________________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2013
________________________________________
comScore, Inc.
(Exact name of registrant as specified in its charter)

________________________________________

Delaware	001-33520	54-1955550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)

(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
 ________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2013, comScore, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer. The Credit Agreement provides for a five-year revolving credit facility of $100 million, which includes a $10 million sublimit for the issuance of standby letters of credit, a $10 million sublimit for swing line loans and a $10 million sublimit for alternative currency borrowings. The Credit Agreement also contains an expansion option permitting the Company to request an increase of the credit facility up to an aggregate additional $50 million from any of the Lenders, subject to certain conditions.

The credit facility will be on a revolving basis. Prepayment of outstanding amounts is permitted at any time. Each Eurocurrency rate loan will bear interest at the Eurocurrency Rate (as defined in the Credit Agreement) plus the Applicable Rate ranging from 1.50% to 2.50% depending on the Company’s funded debt-to-EBITDA ratio at the end of each fiscal quarter. Base rate loans and swing line loans will bear interest at the Base Rate plus the Applicable Rate, as such terms are defined in the document and summarized below. The Base Rate is the highest rate of the following: (a) the Federal Funds rate plus 0.50%, (b) the publicly announced Bank of America prime rate, and (c) the Eurocurrency rate, as defined in the Credit Agreement plus 1.0%. The Applicable Rate for base rate loans and swing line loans is 0.50% to 1.50% depending on the Company’s funded debt-to-EBITDA ratio at the end of each fiscal quarter. Amounts supporting letters of credit bear interest at the applicable rate for revolving loans. Beginning on September 26, 2013, the Company is obligated to pay a fee, payable quarterly in arrears, based on the average unused portion of the available amounts under the Credit Agreement at a rate of 0.20% to 0.35% per annum depending on the Company’s funded debt-to-EBITDA ratio at the end of each fiscal quarter.
The Credit Agreement is secured by (a) all of the Company’s personal property, both owned at the time of the Credit Agreement and thereafter acquired and (b) the capital stock and substantially all of the assets of certain of the Company’s subsidiaries. In connection with the Credit Agreement, certain subsidiaries of the Company also entered into a Security and Pledge Agreement in favor of Bank of America, N.A. in its capacity as administrative agent, dated September 26, 2013 (the “Security and Pledge Agreement”), to grant security interest in the collateral.
The Credit Agreement contains various usual and customary covenants, including, but not limited to: financial covenants requiring maximum funded debt-to-EBITDA ratio and cash flow-to-fixed charge ratios and covenants relating to the Company’s ability to dispose of assets, make certain acquisitions, be acquired, incur indebtedness, grant liens and make certain investments.
The Credit Agreement provides for events of default including, but not limited to: non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will increase the applicable rates of interest by 2.0% per annum and could result in the acceleration of the Company’s obligations under the Credit Agreement.
Borrowings under the Credit Agreement are permitted to be used for working capital, issuance of standby letters of credit, general corporate purposes and the repurchase of equity interests in the Company not to exceed $50 million during the five-year revolver term.
The foregoing description of the Credit Agreement and the Security and Pledge Agreement is qualified in its entirety by reference to the Credit Agreement and the Security and Pledge Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Kenneth J. Tarpey
Kenneth J. Tarpey
Chief Financial Officer

Date: October 2, 2013